EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS INDICATES FIRST QUARTER LOSS
WILL BE LARGER THAN PRIOR YEAR DUE TO POOR OPERATING CONDITIONS

RALEIGH, North Carolina (April 16, 2003) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced that it expects to report a first quarter loss of approximately $0.29 per diluted share for the first quarter ended March 31, 2003, compared with a net loss of $0.22 per diluted share in the prior-year period. Continued weak economic demand, coupled with extremely poor weather conditions, particularly in the Southwest and the Southeast, other than Florida, restricted both shipments to customers and production operations. Higher energy cost was also a negative factor, but to a much lesser degree than the weather impact. The 2003 quarterly loss excludes the cumulative effect of the adoption of Financial Accounting Standards Board Statement No. 143, Accounting for Asset Retirement Obligations (“FAS 143”), and the 2002 quarterly loss excludes the cumulative effect of the adoption of Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets.

The outlook for 2003 remains uncertain. Management continues to focus on productivity improvements and overhead reductions, which are necessary to maximize profitability. However, the duration of the soft economy, with its impact on the infrastructure, commercial and residential construction markets, coupled with the absorption of fixed costs as they impact operations, is the primary driver of uncertainty. The volatility of energy prices also continues to be a significant concern.

On a positive note, the Company stated that many of its major customers indicate strong work backlogs despite the soft economy. The customers’ backlogs are influenced by the accumulation of work deferred from as far back as October 2002 because of poor weather conditions in certain parts of the United States. The timing of these deferred shipments is subject to various events including customer project schedules and weather. Further, higher-than-anticipated TEA-21 funding levels could have a positive influence on 2003 results.

Given its current assessment of economic and operating factors, the Company expects earnings to fall in the range of $1.85 to $2.20 per diluted share for 2003, excluding the cumulative effect of adopting FAS 143. As indicated previously, management continues to believe that the downside risks outweigh the upside potential.

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MLM Lowers First Quarter 2003 Expectations

April 16, 2003

The Company also indicated that early interest by potential customers in its new structural composite products continues to appear very strong. The Sparta, North Carolina, factory is on schedule to begin production and assembly operations for composite flat panels, bridge decks and composite specialty truck trailers in the fourth quarter.

The Company will host an online Web simulcast of its first-quarter 2003 earnings conference call on Tuesday, April 29, 2003. The Company will release its results for the first quarter ended March 31, 2003, that morning before the market opens. The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time on April 29, 2003. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through May 6, 2003. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5509, confirmation number 324182.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemicals used in a wide variety of industries.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability; fuel costs; transportation costs; competition from new or existing competitors; successful development and implementation of the structural composites technological process and strategic products for specific market segments; unanticipated costs or other adverse effects associated with manufacturing ramp-up, the financial strength of the structural composite customers and suppliers; business and economic conditions and trends in the trucking and composites industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as reduced end-user purchases relative to expectations; the factors identified in the 2003 outlook paragraph on page 1 of this press release; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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